Exhibit 99.2

Compensation Committee Charter of the Board of Directors of

AI Infrastructure Acquisition Corp.

Adopted As of [Date]

I. Purpose

The Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) assists the Board of AI Infrastructure Acquisition Corp. (the “Company”) in fulfilling its fiduciary responsibilities with respect to the oversight of the Company’s affairs in the areas of compensation plans, policies, and programs of the Company, especially those regarding executive compensation, employee benefits, and reviewing an annual report on executive compensation for inclusion in the Company’s proxy materials in accordance with applicable rules and regulations.

The Committee shall ensure that compensation programs are designed to encourage desired performance; promote accountability and adherence to Company values; assure that employee interests are aligned with the interests of the Company’s stockholders; serve the long-term best interests of the Company and stockholders; and the executive compensation policies are designed to attract, develop, and retain talented leadership to serve the long-term best interests of the Company.

The Committee shall have the authority to undertake the specific duties and responsibilities described below and the authority to undertake such other duties as are assigned by law, the Company’s certificate of incorporation or bylaws, or by the Board.

II. Membership

The Committee shall consist of at least three (3) members. The Committee members shall be appointed by the Board on the recommendation of the Nominating and Governance Committee, and one member shall be appointed as Committee Chairman. Committee members shall serve at the pleasure of the Board and for such term or terms as the Board may determine or until a Committee member’s earlier resignation, incapacity, or death. The Board may remove any Committee member for cause or without cause.

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Each member of the Committee shall:

●	qualify as an independent director under the NYSE listing requirements;

●	be a “non-employee director” within the meaning of Exchange Act Rule 16b-3;

●	be an “outside director” under the regulations promulgated under Internal Revenue Code Section 162(m); and

●	be otherwise free from any relationship that, in the judgment of the Board, would interfere with his or her exercise of business judgment as a Committee member.

To qualify as an independent director, the Board must “affirmatively determine that the director has no material relationship with the listed company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the company).” See Section 303A.02(a)(ii) of the NYSE Listed Company Manual.

“Non-employee directors” are defined in Exchange Act Rule 16b-3 as directors, who are not officers or employed by the company or a parent, affiliate or subsidiary; do not receive compensation from the company or a parent, affiliate or subsidiary; and do not have an interest in a transaction that requires disclosure under Item 404(a) of Regulation S-K. See NYSE Listed Company Manual Section 303A.02(b)(i).

IRS regulations define an outside director for compensation committee purposes as a director who:

“(A) Is not a current employee of the publicly held corporation;

(B) Is not a former employee of the publicly held corporation who receives compensation for prior services (other than benefits under a tax qualified retirement plan) during the taxable year;

(C) Has not been an officer of the publicly held corporation; and

(D) Does not receive remuneration from the publicly held corporation, either directly or indirectly, in any capacity other than as a director. For this purpose, remuneration includes any payment in exchange for goods or services.”

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III. Meetings and Procedures

The Committee shall meet as frequently as the members of the Committee in their discretion deem desirable. The Committee may also hold special meetings that may be called by telephone or written notice by the chairman of the Committee.

In discharging its responsibilities, the Committee shall have sole authority, as it deems appropriate, to select, retain, and/or replace, as needed, compensation and benefits consultants and other outside consultants to provide independent advice to the Committee. In addition, the Committee shall have access to Company staff personnel to provide data and advice in connection with the Committee’s review of management compensation practices and policies and leadership development processes and practices.

Before retaining a consultant, a compensation committee must determine that the consultant is independent from management, except under certain circumstances. In evaluating a consultant’s independence, a committee must consider the factors set forth in Section 303A.05(c)(iv) of the NYSE Listed Company Manual. Additionally, public companies must describe in SEC disclosure filings the role of any compensation consultants in determining or recommending executive and director compensation. See Item 407(e)(3)(iii) of Regulation S-K.

The Committee shall maintain written minutes and other records of its meetings and activities. Minutes of each meeting of the Committee shall be distributed to each member of the Committee. The Secretary of the Company shall retain the original signed minutes for filing with the corporate records of the Company.

The Chair of the Committee shall report to the Board following meetings of the Committee and as otherwise requested by the Chairman of the Board.

The Committee shall be governed by the same rules that are applicable to the Board (including rules related to telephonic meetings, notice, waiver of notice, quorum, voting, and action without a meeting).

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IV. Responsibilities

The Commentary to Section 303A.05(b) of the NYSE Listed Company Manual provides that a compensation committee charter should also address “committee member qualifications; committee member appointment and removal; committee structure and operations (including authority to delegate to subcommittees); and committee reporting to the board.”

The Committee shall be responsible for:

●	Assessing the overall compensation structure of the Company and adopting a written statement of compensation philosophy and strategy, selecting an appropriate compensation peer group, and periodically reviewing executive compensation in relation to this peer group.

●	Reviewing and approving annually the corporate goals and objectives applicable to the compensation of the Company’s Chief Executive Officer (the “CEO”), evaluating at least annually the CEO’s performance in light of such goals and objectives, and determining and approving the CEO’s compensation level based on such evaluation. In determining the long-term incentive component of the CEO’s compensation, the Committee may consider the Company’s performance and relative stockholder return, the value of similar incentive awards given to CEOs at comparable companies, the awards given to the Company’s CEO in past years and other factors the Committee deems appropriate in connection with its review. In evaluating and determining the CEO’s compensation, the Committee shall consider the results of the most recent stockholder advisory vote on executive compensation required by Section 14A17 C.F.R. § 240.14a-101 Schedule 14A.[1]

●	Making recommendations to the board with respect to non-CEO executive officer compensation.

●	Recommending policies to the Board regarding minimum retention and ownership levels of Company common stock by officers.

●	Administering and reviewing all executive compensation programs and equity-based plans of the Company.

●	Making recommendations to the Board with respect to incentive compensation plans and equity-based plans.

●	Approving, amending, and terminating ERISA-governed employee benefit plans, with the authority to delegate some or all of these actions to management.

●	Reviewing the Company’s Compensation Discussion and Analysis to be included in the Company’s annual proxy statement and preparing and approving the Report of the Compensation Committee to be included as part of the Company’s annual proxy statement.[2]

●	Conducting an annual evaluation of the effectiveness of the Committee.

●	Engaging with the Company’s outside auditor with respect to the auditor’s inquiries about the structure of the Company’s compensation for executive officers and, as appropriate, other senior management of the Company. The Chairperson of the Committee may respond to any such inquiries on behalf of the Committee.

●	If the Company identifies policies or practices for compensating its executive officers that are reasonably likely to have a material adverse effect on the Company, making necessary adjustments to such compensation policies or practices to ensure that they are consistent with the Company’s risk management objectives.

●	The Committee shall have the authority to delegate its functions to a subcommittee thereof.

1 Under NYSE Listed Company Manual Section 303A.05, the committee's responsibility as to the CEO's compensation is distinct from that of other executive officers. The committee must set goals and objectives for the CEO and evaluate the CEO's performance based on those goals and objectives. Based on this evaluation, the committee or the committee and other independent directors are to determine and approve the CEO's compensation.

2 In the Compensation Committee Report, the compensation committee is expected to report that it reviewed and discussed the Compensation Discussion and Analysis (CD&A) with management and, based on that discussion, it recommended to its board of directors that the CD&A be included in either the company's: (i) annual report on Form 10-K; (ii) proxy statement on Schedule 14A; or (iii) information statement on Schedule 14C. See Item 407(e)(5) of Regulation S-K.

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For purposes of this Charter, “compensation” shall include, but not be limited to, cash or deferred payments, incentive and equity compensation, benefits and perquisites, employment, retention and/or termination/severance agreements, and any other programs which pursuant to the regulations of the Securities and Exchange Commission or Internal Revenue Service (or successor organizations, if applicable), would be considered to be compensation. In addition, “officer” shall be as defined in Exchange Act Section 16 and Rule 16a-1 thereunder.

The Committee shall have the authority, in its sole discretion, to retain or obtain the advice of any compensation consultant, independent legal counsel or other adviser, and shall be directly responsible for the appointment, compensation and oversight of any such adviser that the Committee retains. The Company shall provide appropriate funding, as determined by the Committee, for payment of reasonable compensation to any compensation consultant, independent legal counsel or other adviser retained by the Committee.

The Committee, before selecting or receiving advice from a compensation consultant (other than a consultant whose role is limited to consulting on broad-based, nondiscriminatory plans, or who provides only non-customized data, each as described in Item 407(e)(3)(iii) of Regulation S-K under the Exchange Act), legal counsel (other than in-house legal counsel) or other adviser (a “compensation adviser”), shall review and take into consideration all factors relevant to the adviser’s independence from management, including:

●	whether the firm which employs the compensation adviser or the firm’s affiliates (the “advisory firm”) performs any additional services for the Company;

●	the amount of fees payable to the advisory firm as a percentage of the advisory firm’s total revenues;

●	any policies or procedures of the advisory firm designed to prevent conflicts of interest;

●	any business or personal relationship that the compensation adviser has with any Committee member;

●	whether the compensation adviser owns any stock of the Company;

●	any business or personal relationship that the compensation adviser or advisory firm has with any executive officer of the Company; and

●	any additional factors affecting the independence of the compensation adviser or advisory firm from management of the Company, as the Committee is required to take into account as identified by the NYSE or the SEC, or as it otherwise deems appropriate.

However, nothing herein shall require a compensation adviser to be independent, and the Committee may select or receive advice from any compensation adviser it prefers, including one that is not independent, after considering the factors set forth above. The Committee shall periodically (at least once per year) reconsider the factors set forth above with respect to an adviser whom it has previously selected or from whom it continues to receive advice.

The Committee shall review and reassess the Committee’s Charter on a periodic basis and submit any recommended changes to the Board for its consideration.

The Committee shall perform such other functions and have such other powers as may be necessary or convenient in the efficient discharge of the foregoing.

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